Exhibit 99.1

VIMPELCOM ANNOUNCES COMPLETION OF THE MERGER OF ITS

SUBSIDIARY WITH AND INTO GOLDEN TELECOM, INC.

Moscow and New York (February 29, 2008)—Open Joint Stock Company “Vimpel-Communications” (“VimpelCom”) (NYSE: VIP) today announced the completion of the merger of its indirect wholly-owned subsidiary, Lillian Acquisition, Inc. (“Lillian Acquisition”) with and into Golden Telecom, Inc. (“Golden Telecom”). Because Lillian Acquisition was the owner of at least 90 percent of the shares of common stock of Golden Telecom outstanding immediately prior to the merger, under applicable Delaware law no action was required by Golden Telecom’s other stockholders to effect the merger. Upon completion of the merger, Golden Telecom became the surviving corporation and an indirect wholly owned subsidiary of VimpelCom. Each remaining share of Golden Telecom common stock was canceled and (other than those shares of common stock, if any, owned by stockholders who properly perfect dissenters’ rights) converted into the right to receive $105.00 in cash, without interest.

Golden Telecom common stock ceased trading on NASDAQ at market close on February 28, 2008.

Holders of record of Golden Telecom common stock immediately prior to the completion of the merger will receive instructions and a letter of transmittal by mail from D.F. King & Co., Inc., the information agent, concerning how and where to forward their stock certificates for payment. For shares held in “street name” by a broker, bank or other nominee, stockholders will not need to take any action to have shares converted into cash, as this will be done by the broker, bank or other nominee.

About VimpelCom (www.vimpelcom.com)

The VimpelCom Group includes companies operating in Russia, Kazakhstan, Ukraine, Uzbekistan, Tajikistan, Georgia and Armenia. The VimpelCom Group’s GSM and 3G license portfolio covers a territory with a population of about 250 million. This includes the entire territories of Russia, Kazakhstan, Ukraine, Uzbekistan, Tajikistan, Georgia and Armenia. VimpelCom was the first Russian company to list its shares on the New York Stock Exchange (“NYSE”). VimpelCom’s ADSs are listed on the NYSE under the symbol “VIP”.

About Golden Telecom (www.goldentelecom.com)

Golden Telecom, Inc. is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). Golden Telecom offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via intercity fiber optic and satellite-based networks, including approximately 314 combined access points in Russia and other countries of the CIS. Golden Telecom offers mobile services in Moscow, Kiev and Odessa.